English Translation for Reference Purpose Only

Exhibit 10.10

Long-term Wafer Supplying

And Prepayment Agreement

Between

Jiangsu Shunda Semiconductor Develop Co., Ltd.

And

JingAo Solar Co., Ltd.

August 1, 2007

The Agreement on Long-Term Supply of Monocrystal Silicon Wafers and Prepayment (hereinafter referred to as the “Agreement”) is hereby made and entered into by and between Jiangsu Shunda Semiconductor Develop Co., Ltd. (hereinafter referred to as “Seller”) and JingAo Solar Co., Ltd. (hereinafter referred to as “Buyer).

Subject to the terms and conditions of this Agreement, Buyer agrees to purchase, and Seller agrees to supply, the products as described below (hereinafter referred to as “Product(s)”).

1.	Product: monocrystal silicon wafers for solar cells. Product size: 125X125 (Parameter specification is attached hereto). Product specifications may be adjusted accordingly after negotiations between both Parties.

2.	Prepayment: Buyer agrees to pay Seller Three hundred and Fifty Million RENMINBI (RMB 350,000,000), as a prepayment for future deliveries under the long-term cooperation between both Parties. Such prepayment shall be made in the following means: Eighty Million RENMINBI (RMB 80, 000,000) shall be paid within one week upon execution of this Agreement, One Hundred Million RENMINBI (RMB 100, 000,000) shall be paid no later than the end of August, 2007, and the remaining One Hundred and Seventy Million RENMINBI (RMB 170,000,000) shall be paid no later than the end of November, 2007.

3.	Price, Quantity, Delivery Schedule and Delivery Amount are as follows:

(1) Unless otherwise agreed by the parties in writing, the price shall be RMB48 per wafer for wafers to be delivered between August, 2007 and December, 2007, and starting from 2008 shall be adjusted at least every six months, or more frequently as the parties may determine, based on the then market condition. Prices shall be reasonably discounted on the basis of fair market price as the Buyer may pay to any other supplier for identical or similar products. The Seller understands and acknowledges that such pricing is requested by the Buyer on the basis of its long term and large quantity of demand and the prepayment arrangement by the Buyer to the Seller.

(2) Quantity and Schedule of Deliveries: The quantity and schedule of each delivery is set forth in Schedule 2. The Buyer shall issue purchase order stating the quantity, price and particulars of each delivery from time to time as of January 1, 2008 according to Schedule 2. The purchase order so issued shall be deemed accepted and constitute formal contract between the Seller and the Buyer provided that no objection thereto is raised by the Seller within five days of its receipt of the same.

4.	Method of Payment: Upon each delivery, a refund of prepayment shall be made at RMB10.00 per wafer. Buyer shall, one week before dispatch of goods, make the remaining payment for the delivery, and any delay in payment will result in delay in delivery.

5.	During the term of this Agreement, Seller shall deliver the ordered goods on schedule, and any delay in delivery shall be notified to the Buyer three weeks in advance.

6.	Term: This Agreement shall become effective immediately and continue to be effective until December 2011. This Agreement shall not be terminated early except as provided below.

(A) In case of termination by Buyer: Buyer may terminate this Agreement before the expiry hereof, if:

(1)	the quantity of Products provided by Seller fails to satisfy the Buyer’s order quantity; or

English Translation for Reference Purpose Only

(2)	the quality of Products provided by Seller fails to meet the quality standards agreed upon by both Parties;

Buyer is required to notify Seller in writing of the failure above and take corrective measures accordingly. If

Seller fails to remedy the failure within 30 days after receipt of the written notice of the failure, the Buyer may terminate this Agreement with a notice to the Seller.

(B) In case of termination by Seller: Seller may terminate this Agreement, if Buyer fails to make payment and fails to remedy the failure within 30 days after receipt of written notice of the failure.

(C) If this Agreement is terminated for any reason of the Buyer, the Seller shall within one month refund to the buyer the portion of the prepayment for which the Products have not been delivered. The buyer shall make payment in the amount of RMB 500,000 to the Seller as compensation within one month upon its receipt of such refund.

(D) If this Agreement is terminated for any reason of the Seller, the Seller shall within one month refund to the buyer the portion of the prepayment for which the Products have not been delivered and the interest accrued thereon as of the date of its original receipt until the date of refund at the one-year lending interest rate most recently published by banks.

7.	The Parties will, according to the expansion of production by Seller and each Party’s satisfaction over cooperation, sign a separate contract for supply of silicon wafers and prepayment for a second term during the term of this Agreement or six months before the expiry of this Agreement.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the People’s Republic of China without reference to the choice of law principles thereof.

9.	Dispute Resolution. All disputes arising from or in connection with the performance of this Agreement shall be resolved by the Parties through amicable consultation; if such consultation fails to resolve the dispute, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (the “Arbitration Agency”) to be arbitrated under the arbitration rules then in effect of the Arbitration Agency. The arbitration shall take place in Beijing, China. The arbitration shall be conducted in Chinese. Unless otherwise agreed by the Parties in advance, the arbitration tribunal shall consist of three arbitrators. The Parties shall respectively appoint one arbitrator from the register of arbitrators then in effect of the Arbitration Agency. The third arbitrator and chairman of the arbitral tribunal shall be appointed by the two arbitrators respectively appointed by each Party. If either Party fails to appoint one arbitrator or the Parties fail to jointly appoint the third arbitrator within specified period (such failure includes refusal to accept such appointment by any appointed arbitrator), any such arbitrator shall be appointed by the Arbitration Agency in accordance with its rule. Any arbitral award made pursuant to this Section 10 shall be final and binding upon the Parties.

10.	The schedules hereto shall form an integral part of and have the same legal effect with this Agreement.

Buyer:		Seller:

JingAo Solar Co., Ltd.		Jiangsu Shunda Semiconductor Develop Co., Ltd.

By:	/s/ Yang Huaijin	By:	/s/ Ni Yunda
	Yang Huaijin		Ni Yunda

Date:	August 1, 2007

English Translation for Reference Purpose Only

Schedule 1 Product Specifications

125 x 125	Thickness:	220um, ±20um
	Size	125X125cm, ±0.4mm
	Diameter	165mm ±0.3mm
	Resistivity	0.5-3ohm.cm
	Oi	<8.5x10[17]
	Cs	<5x10[16]
	Life time	>10s.
	TTV	<50um
	Surface	clean

156 x 156	Thickness	TBD

English Translation for Reference Purpose Only

Schedule 2: Wafer Supplying plan

Year	Month	Specifications	Monthly supply (10,000 pcs)	Price	Total Value
2007	8	125x125	150
	9-12	125x125	200
2008	1-6	TBD	300
	7	TBD	400
	8	TBD	600
	9	TBD	800
	10-12	TBD	1,000
2009	1-6	TBD	1,000
	7	TBD	1,200
	8	TBD	1,400
	9	TBD	1,800
	10-12	TBD	2,000
2010	1-6	TBD	2,000
	7-12	TBD	2,500

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